UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 26, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc., a Maryland corporation (the "Company"), will be held on May 26, 2022 at 9:00 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:
1.To elect eleven directors to serve on the Board of Directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualify.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.
3.To approve, in a non-binding advisory vote, our named executive officer compensation for 2021.
4.To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.

This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. The virtual meeting will provide stockholders rights and opportunities to vote and ask questions equivalent to in-person meetings of stockholders. In order to attend the meeting, you must register in advance at https://www.viewproxy.com/DEI/2022/htype.asp by 11:59 p.m. Eastern Daylight Time on May 24, 2022. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled "Annual Meeting of Stockholders".
Our Board of Directors has fixed the close of business on March 28, 2022 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof (the “Record Date”). Only stockholders at the close of business on the Record Date are entitled to attend or vote at our Annual Meeting.
Accompanying this Notice are a Proxy Statement and a Proxy Card. Even if you plan on attending our Annual Meeting via webcast, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.

This Proxy Statement and our 2021 Annual Report to stockholders are available at www.douglasemmett.com/proxy. Stockholders will receive a full set of these materials through the mail from us or from their brokers.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan	/s/ Michele Aronson
Jordan L. Kaplan	Michele Aronson
President and Chief Executive Officer	Secretary

Date: April 14, 2022

1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held on May 26, 2022 at 9:00 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:
1.To elect eleven directors to serve on the Board of Directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualify.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.
3.To approve, in a non-binding advisory vote, our named executive officer compensation for 2021.
4.To transact such other business as may properly come before our Annual Meeting.
This year’s Annual Meeting will be online and a completely virtual meeting of stockholders. You will not be able to attend the Annual Meeting in person. If you wish to attend the virtual 2022 Annual Meeting, you must register in advance by visiting https://www.viewproxy.com/DEI/2022/htype.asp. Your registration must be received by 11:59 p.m. Eastern Daylight Time on May 24, 2022. You will receive a meeting invitation by e-mail with your unique meeting link along with a password prior to the meeting date. You may also authorize a proxy to vote your shares at the Annual Meeting by returning a signed Proxy Card in the enclosed postage-paid envelope, or by following the instructions you receive from your bank, broker or other nominee.
Our Board of Directors has fixed the close of business on March 28, 2022 as the Record Date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. If you are a stockholder of record as of the close of business on the Record Date for the Annual Meeting, you will be entitled to attend the Annual Meeting and vote and submit questions during the Annual Meeting via a live audio webcast. If you hold your shares in “street name” through a bank, broker or other nominee as of the close of business on the Record Date for the Annual Meeting, you will be able to attend and submit questions during the Annual Meeting, but you will not be able to vote at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee and submit it as part of the registration process. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.
We have enclosed a Proxy Card for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock, please mark, sign, date, and promptly return the enclosed Proxy Card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee (i.e. in "street name"), please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instructions you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting. Also, if you hold any of your shares in street name, you must obtain a legal proxy executed in your favor from your bank, broker or nominee to be able to vote these shares via the webcast at the Annual Meeting. Obtaining a legal proxy may take several days.

You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.

Registering to attend the Virtual Annual Meeting
To register to attend the Annual Meeting, please visit https://www.viewproxy.com/DEI/2022/htype.asp.
ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 PM EDT ON May 24, 2022.
•If you hold your shares in your name as of the close of business on the Record Date for the Annual Meeting, or have received a Proxy Card, please click “Registration for Registered Holders” and enter your name, phone number, and email address.
•If you hold your shares through a bank, broker or other nominee, please click “Registration for Beneficial Holders” and enter your name and email, and click submit. You will also need to prove beneficial ownership by uploading or e-mailing to VirtualMeeting@viewproxy.com a copy of a legal proxy from your bank, broker or other nominee, or a copy of your Proxy Card, voter instruction form, notice of internet availability, or your brokerage statement. If you hold your shares through a bank, broker or other nominee, and you wish to vote in person at the Annual Meeting, you must submit a copy of your legal proxy from your bank, broker or other nominee. If you have not obtained a legal proxy from your bank, broker or other nominee and do not wish to vote in person at the Annual Meeting, you must still register to attend Annual Meeting.
After you have registered for the Annual Meeting, you will receive an e-mail indicating that your registration has been confirmed along with the meeting link; you will also receive the meeting password in a separate email. You will need the meeting link and the password in order to virtually attend the Annual Meeting.

Attending the Virtual Annual Meeting
Stockholders who properly register to attend the Annual Meeting will receive a meeting invitation by e-mail with a unique meeting link and a password prior to the meeting date. You may submit questions during the registration process, or during the virtual meeting by typing your question into the questions/chat box. You will need the control number that appears on your proxy card, or if you hold your shares through a broker, bank or other nominee, that was provided with the confirmation of your registration, to vote during the Annual Meeting. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 8:30 am, Pacific Daylight Time, and you should allow ample time for the check-in. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please contact technical support at 866-612-8937 or Virtualmeeting@viewproxy.com.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 14, 2022. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2021 Annual Report on our website at www.douglasemmett.com/proxy for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on the Record Date (March 28, 2022) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, we had 175,771,568 shares of our common stock outstanding. Holders of our common stock are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, via webcast or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table presents the beneficial ownership of our common stock as of the Record Date, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of the most recent Schedule 13D and 13G filings as of the Record Date), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named each has sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan(3)	11,390,616	6.2%
Kenneth M. Panzer(4)	8,842,539	4.8%
Dan A. Emmett (5)	5,180,262	2.9%
Kevin A. Crummy	264,047	*
Leslie E. Bider	235,999	*
Thomas E. O'Hern	101,829	*
William E. Simon, Jr.	88,631	*
Dr. David T. Feinberg	51,368	*
Virginia A. McFerran	24,108	*
Peter D. Seymour	9,206	*
Dorene C. Dominguez	—	*
Ray C. Leonard	—	*
Johnese M. Spisso	—	*
Shirley Wang	—	*
The Vanguard Group, Inc.(6) 100 Vanguard Blvd., Malvern, PA 19355	24,855,672	14.1%
BlackRock, Inc.(7) 55 East 52nd Street, New York, NY 10055	19,794,944	11.3%
FMR, LLC(8) 245 Summer Street, Boston, MA 02210	13,916,860	7.9%
All officers, directors and nominees as a group (14 persons)	26,188,605	13.4%

____________________________________________________
* Less than 1%

See notes to the table on the next page

1.Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of shares that such person or group has the right to acquire within 60 days after the Record Date. The beneficial ownership in the table includes the following share equivalents:

Name	OP Units

Jordan L. Kaplan	7,828,745
Kenneth M. Panzer	7,234,063
Dan A. Emmett	3,458,365
Kevin A. Crummy	261,711
Leslie E. Bider	85,999
Thomas E. O’Hern	52,781
William E. Simon, Jr.	45,831
Dr. David T. Feinberg	51,368
Virginia A. McFerran	24,108
Peter D. Seymour	9,206
Dorene C. Dominguez	—
Ray C. Leonard	—
Johnese M. Spisso	—
Shirley Wang	—
All officers, directors and nominees as a group (14 persons)	19,052,177

As of the Record Date, we had 29,248,192 operating partnership units outstanding. “OP Units” are limited partnership interests in our operating partnership which share equally in the distributions of our operating partnership and are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of the Record Date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
2.Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our President and Chief Executive Officer ("CEO") and a Director, Mr. Panzer is our Chief Operating Officer ("COO") and a Director, Mr. Crummy is our Chief Investment Officer ("CIO"), and Mr. Seymour is our Chief Financial Officer ("CFO"). Messrs. Bider, O'Hern, Simon, Feinberg and Leonard, and Mses. McFerran, Dominguez, Spisso and Wang are independent members of our Board.
3.Mr. Kaplan disclaims beneficial ownership of 758,981 shares of common stock owned by The Martha and Irv Kaplan Family Foundation, a California tax-exempt charitable organization. Mr. Kaplan is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
4.Mr. Panzer disclaims beneficial ownership of 734,886 shares of common stock owned by The Panzer Family Foundation, a California tax-exempt charitable organization. Mr. Panzer is the sole director of the foundation, with sole voting and dispositive power over the common stock held by the foundation.
5.Mr. Emmett disclaims beneficial ownership of (i) 839,451 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization, of which Mr. Emmett is the president with voting and dispositive power, and (ii) 66,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee, with voting and dispositive power. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: 770,126 OP Units owned by trusts for Mr. Emmett's spouse and children of which Mr. Emmett is a trustee.
6.Based solely on information disclosed in the Schedule 13G/A filed with the Securities and Exchange Commission ("SEC") on February 9, 2022 by The Vanguard Group (“Vanguard”), which reported that Vanguard had the (i) shared power to vote 244,790 shares, (ii) sole dispositive power with respect to 24,452,425 shares and (iii) shared dispositive power with respect to 403,247 shares.

7.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc., which reported that it had sole voting power with respect to 18,321,339 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.
8.Based solely on information disclosed in the Schedule 13G/A filed with the SEC on February 9, 2022 by FMR, LLC, which reported that it had sole voting power with respect to 1,525,164 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Nominees
Our Board currently has twelve members, all of whose terms expire at our Annual Meeting and eleven of whom are nominated for re-election to a term that will expire at our 2023 annual meeting of stockholders. Ms. Johnese M. Spisso has informed the company that she will not stand for reelection at the end of her current term. Each of the nominees was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board that he or she can make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his or her personal and professional activities and exhibits independence, experience and strong communication and analytical skills. Pursuant to our Corporate Governance Guidelines, we seek to have our Board consist of members representing a diverse and complementary mix of skills, experience, perspectives and backgrounds. As of April 1, 2022, our longest serving independent director had served for fifteen years, while the average service period of our independent directors, excluding Mr. Leonard and Ms. Wang who joined our board on April 1, 2022, was approximately nine years.

Name	Age(1)	Title

Dan A. Emmett	82	Chairman of our Board of Directors
Jordan L. Kaplan	60	Director, CEO and President
Kenneth M. Panzer	61	Director and COO
Leslie E. Bider	71	Director
Dorene C. Dominguez	59	Director
Dr. David T. Feinberg	60	Director
Ray C. Leonard	65	Director
Virginia A. McFerran	58	Director
Thomas E. O'Hern	66	Director
William E. Simon, Jr.	70	Director
Shirley Wang	53	Director
__________________________
(1)     Age as of April 1, 2022.

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. Mr. Emmett's personal family office is engaged in investment activities through various investment entities, none of which are affiliated with us. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his positions with our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our CEO and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our CEO and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our COO and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our COO and his extensive knowledge of our operations and our market.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Mr. Bider is a retired executive and investor managing his family office and family foundation. From 2008 to 2021, Mr. Bider was the Chief Executive Officer and then Vice Chairman of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dorene C. Dominguez. Ms. Dominguez has served as a member of our Board since 2021. Since 1985 Ms. Dominguez has worked for Vanir Construction Management, Inc. and in 2004 she became the Chairwoman and CEO of Vanir Group of Companies, and its subsidiaries, Vanir Development Company Inc. and Vanir Construction Management Inc., which respectively specialize in commercial and institutional real estate development and construction management. She is on the board of KB Home, University of Notre Dame Board of Trustees, an active member of the Coca-Cola Hispanic Advisory Council and former CIT Group Board Member. She is also the first Latina to become a governor of the NBA Sacramento Kings. Ms. Dominguez holds a bachelor's degree in business administration with a concentration in finance from the University of Notre Dame and a certificate in corporate governance from Harvard University. Ms. Dominguez was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in real estate development and construction, (two growing aspects of our business) and her operating experience.
Dr. David T. Feinberg. Dr. Feinberg became a member of our Board in 2011; he resigned in September 2015 and was reelected in February 2016 after completing the transition to a new job. Since 2021 Dr. Feinberg has served as President & Chief Executive Officer of Cerner Corporation, which is an American supplier of health information technology services, devices, and hardware. From 2019 to 2021 Dr. Feinberg led Google’s health efforts as the Vice President, Google Health. From 2015 to 2019, Dr. Feinberg served as the President and Chief Executive Officer of Geisinger Health System, a physician-led health system. From 2008 to 2015, Dr. Feinberg was Chief Executive Officer of UCLA’s hospitals and Associate Vice Chancellor of UCLA Health Sciences, as well as President of the UCLA Health System, after more than 20 years on the faculty at UCLA. He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry and technology industry generally (two of our key tenant drivers) and his managerial expertise.

Ray C. Leonard. Mr. Leonard has served on our board since April 1, 2022. Mr. Leonard is a legendary boxer, philanthropist, bestselling author, television personality, and ringside commentator. Since 2013 he has served as President of the Sugar Ray Leonard Foundation which is committed to funding pediatric diabetes research and helping children live healthier lives. As a prominent and respected figure, Mr. Leonard has done commercial endorsements for numerous companies and appeared in numerous television shows and movies. For over 20 years, he has also been in demand as a motivational speaker. His boxing career includes an Olympic Gold Medal in 1976, six world titles in five weight classes and induction into the International Boxing Hall of Fame. Mr. Leonard was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his substantial presence in the medical research and healthcare industries, his commitment to the communities in which we operate, and his familiarity with the entertainment industry, one of our key tenant drivers.

Virginia A. McFerran. Ms. McFerran has served as a member of our Board since 2015. Ms. McFerran is an investor and advisor to technology companies and healthcare organizations embracing new technology. From 2019 to 2020 she served as the VP of Global Partnerships at Google Health. From 2016 to 2018 Ms. McFerran was the President and Chief Executive Officer of Optum Analytics, an information and technology-enabled health services business. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran had been the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical role in our business.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is the Chief Executive Officer and a member of the Board of Directors of The Macerich Company, a REIT specializing in retail real estate. Prior to becoming CEO, Mr. O'Hern was Senior Executive Vice President, Chief Financial Officer and Treasurer for Macerich. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern also serves on the NAREIT Board of Governors. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in real estate, including his service as a chief executive officer and chief financial officer at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. Mr. Simon, Jr., has served as a member of our Board since 2012. Mr. Simon is Partner Emeritus of Simon Quick Advisors, a firm that provides wealth management, investment consulting, and family office services to its clients. He previously served as a Partner at Simon Quick Advisors from 2016 to 2020. Prior to becoming a partner at Simon Quick Advisors, he was Co-Chairman of William E. Simon & Sons, L.L.C. an investment firm that he co-founded in 1988.  From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently an Assistant Adjunct Professor in the UCLA Undergraduate Department of Economics and Founding Director of the UCLA Value Investing Program. He also serves as an Adjunct Instructor for the Williams College Leadership Studies Program. Mr. Simon holds a bachelor's degree in history from Williams College where he is a Lifetime Emeritus Trustee and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.
Shirley Wang. Ms. Wang has served on our board since April 1, 2022. Ms. Wang is the founder of Plastpro Inc., a fiberglass door manufacturing company, and has served as its Chief Executive Officer since 1994. Prior to her career as an entrepreneur, Ms. Wang held executive and sales positions at Citicorp and J. Walter Thompson Advertising. Ms. Wang is on the board of Preferred Bank, a NASDAQ listed corporate bank and serves as a trustee on the Columbia University Board of Trustees. Ms. Wang holds a bachelor's degree from the University of California Los Angeles and a Masters of Business Administration from Columbia University. Ms. Wang was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience in manufacturing and construction, and her operating experience.
Directors not standing for re-election
Johnese M. Spisso. Ms. Spisso has served as a member of our Board since 2019. Ms. Spisso has been the President of UCLA Health, Chief Executive Officer of UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences since 2016. Previously, Ms. Spisso worked for over 20 years at the University of Washington Medicine in Seattle, most recently as the Chief Health System Officer and Vice President, Medical Affairs of the University of Washington School of Medicine. She holds a master’s degree in health care administration and public administration from the University of San Francisco, a bachelor’s degree in health sciences from Chapman College, and an RN from the St. Francis School of Nursing. Ms. Spisso was nominated based on the entirety of her experience and skills, although the Nominating and Corporate Governance Committee and Board specifically noted her experience as the chief executive officer of a major medical institution in our submarkets, including her experience as a tenant, her familiarity with the medical industry (one of our key tenant drivers) and her managerial expertise.

Board Demographics (As of April 14, 2022)

	Female	Male
African American or Black	—	1
Asian	1	—
Hispanic or Latino	1	—
White (non-Hispanic or Latino)	2	7

Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed and unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Abstentions and broker non-votes will not have any effect on the outcome of this proposal because they are not treated as votes cast. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote "for" the election of another person or persons as our Board recommends.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)

Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2022. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will not have any effect on the outcome of this proposal because they are not treated as votes cast. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our named executive officers' compensation for 2021, as required pursuant to Section 14A of the Exchange Act. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section and Summary Compensation Tables):

In 2021, our named executive officers led the Company to achieve strong operational and financial results and meaningful recovery from the COVID-19 pandemic:

•Record Office Leasing. We leased more office space than in any prior year in our history, with strong tenant retention above 70%. For all of 2021, we leased 3.7 million square feet, including 1.2 million square feet of new leases.
•Strong Multifamily Recovery. Our multifamily properties remained essentially fully leased throughout the year, and by the fourth quarter was achieving strong rent roll-up averaging over 8% across our portfolio.
•Development Deliveries. We completed our residential high-rise in Brentwood, adding 376 new apartment units. This is the first new residential high-rise development west of the 405 Freeway in more than 40 years, offering stunning ocean views and luxury amenities. We also added 101 new apartment units at our office to residential conversion project in downtown Honolulu, as we continue to move out office tenants to take advantage of Honolulu’s strong demand for housing.
•Strengthened Balance Sheet. We completed over $1.3 billion in financing transactions. Our average consolidated interest rate is now only 2.89% and our next term loan maturity is not until December 2024.
•Excellent General & Administrative (G&A) Expenses and Leasing Cost Control. In 2021, our G&A expenses were only 4.6% of our revenues, significantly less than the average of 9.1% for our Office Peer Group(1). Our leasing costs (recurring capital expenditures, tenant improvements and leasing expenses) were only 8.4% of our revenues, versus the average of 10.5% for our Office Peer Group. We also provide very limited perquisites for our executive officers (described below in Compensation Discussion and Analysis), which contributes to our low general and administrative expenses.

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(1) Our Office Peer Group includes Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust.

•Strong Internal Growth. Our funds from operation (FFO)(1) per share growth has significantly outpaced that of our Office Peer Group(2) in the 15 years since our IPO:
•Excellent Long-Term Total Shareholder Return (TSR). We continue to have excellent long-term TSR, outperforming the median of our Benchmark Group(3) since our IPO, and over the five-year, seven-year, and ten-year periods, and in-line with the median over the one-year and three-year periods. Our long-term outperformance is even more significant when comparing us to our Office Peer Group.
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(1) See "Non-GAAP Supplemental Financial Measure: FFO" in Item 7 of Part II in our 2021 Annual Report on Form 10-K, filed with the SEC on February 18, 2022.
(2) Our Office Peer Group includes Boston Properties, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust. Hudson Pacific Properties, Inc. and Paramount Group Inc. are not included in the FFO Per Share Growth chart above because they were not public companies during the entire period.
(3) Our Benchmark Group is based on (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom we compete for talent. For members of the group that have not been public companies during the entire period of the above Total Shareholder Return analysis we included those members during the first year their data became available. Our Benchmark Group for 2021 included Alexandria Real Estate Equities, Inc., Apartment Income REIT Corp., Boston Properties, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., JBG SMITH Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc. and Vornado Realty Trust. For more information about our Benchmark group see "Compensation Discussion and Analysis".

We believe that our executive officer compensation program represents a balanced, state-of-the-art structure, appropriately focused on pay-for-performance:
•Strong Link Between Pay and Performance. Performance-based pay represents a substantial majority of the compensation of our named executive officers. In 2021, only 9% of our CEO and COO’s compensation, and only 31% of the compensation of our other named executive officers, was base salary, with the remainder determined based on performance during the year in the discretion of our Compensation Committee at the end of the year. At the beginning of each year, our Compensation Committee approves written goals which we then disclose in our proxy statement. For 2021, these included goals related to our 2021 FFO, our absolute and relative TSR, Environmental, Social and Governance ("ESG") matters, operating matters, acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee reserves the option to (when appropriate and disclosed) consider other factors which were not part of the goals set at the beginning of the year. At the end of 2021, our Compensation Committee then determined our named executive officers' incentive compensation based on these factors.
•Responsiveness to Our Stockholders. We engage with our stockholders every year to solicit feedback on our named executive officer compensation structure and other governance matters. Since our last annual meeting, we have engaged with stockholders who own over 70% of our common stock on our compensation approach, including all 12 of our largest stockholders. The Chair of our Compensation Committee personally led engagements with stockholders who collectively own more than 60% of our common stock, including the 10 largest stockholders. We have made significant changes to our disclosure and our Compensation Committee's process for setting named executive officer compensation over the years as a result of these valuable interactions with our stockholders.
•Incentive Compensation Paid in Restricted Equity. We believe that our named executive officer compensation program should align incentive compensation opportunities with the interests of our stockholders. In 2021, our CEO, COO, and our other named executive officers received 100% of their incentive-based compensation in the form of restricted LTIP Units. "LTIP Units" are a separate series of limited partnership interests in our operating partnership which, after certain events, may be converted on a one-for-one basis into OP Units. LTIP Units have been granted to our employees and non-employee directors as part of their compensation. This directly ties the compensation for our named executive officers to the interests of our stockholders.
•Substantial Transfer Restrictions Align Compensation with Long-Term Stockholder Value. In order to tie the interest of our executive team with the interests of our stockholders, we require that our executive officers hold their equity grants for many years:
◦Transfer is restricted for four to seven years after grant, based on the date of vesting.
◦Transfer is also restricted unless our future stock price exceeds 102% of the price on the grant date; if the hurdle is not reached within 10 years, the grant is forfeited.
•Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. We require our executive officers to comply with our substantial equity ownership requirements. As of the Record Date, our named executive officers and directors held approximately 15% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.0 billion based on the closing price of our stock on the Record Date. All of our executive officers and directors are in compliance with our share ownership and retention requirements (see “Corporate Governance-Equity Ownership Requirements”).

Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our named executive officer compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Our current policy is to hold a non-binding, advisory vote on the compensation of our named executive officers every year. We expect to hold the next stockholder vote on the frequency of these votes at our 2023 annual meeting of stockholders. Abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed and unrevoked proxy will vote “for” Proposal 3.

Board Recommendation
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the 2021 compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Our Corporate Governance Guidelines, which are available at www.douglasemmett.com/governance, were adopted by our Board to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than twelve years unless that limit is waived by our Nominating and Corporate Governance Committee. As of April 1, 2022, Messrs. O'Hern and Bider had served for more than fifteen years and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued waivers for both of them because it believed their service to our Board continues to benefit our business. As of April 1, 2022, the average service period of our non-employee board members, excluding Mr. Leonard and Ms. Wang who joined our board on April 1, 2022, was approximately nine years.
Our Corporate Governance Guidelines provide that no director having attained the age of seventy-five may serve on the Board unless that limit is waived by the Board. As of the Record Date, Mr. Emmett exceeded the retirement age of seventy-five and, based on the recommendations of our Nominating and Corporate Governance Committee, our Board issued a waiver for him because it believed his service to our Board continues to benefit our business.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is available at www.douglasemmett.com/governance, is applicable to our directors, officers and employees; it embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. We also require our vendors, suppliers and consultants to comply with our Code of Vendor Conduct which is available at www.douglasemmett.com/governance and embodies the same principles as our Code of Business Conduct and Ethics. If we make any amendments to our code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our code to our CEO, CFO or Principal Accounting Officer, we will disclose the nature of any such amendments or waivers, the effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Stockholder Power to Amend Bylaws
Our bylaws permit stockholders, as well as the Board, to amend the bylaws (other than the procedures for the indemnification of our directors and officers or the procedures for the amendment of the bylaws). Stockholders holding a majority of the outstanding shares can approve any such bylaw amendment submitted by the Board or by a group of up to twenty stockholders who have owned at least three percent of the outstanding shares for at least three years.
Equity Ownership Requirements
Our Board has adopted a policy to require our executive officers and directors to reach target equity ownership levels. Absent a waiver from the Board, none of which has ever been granted, within five years of becoming subject to the policy each covered person must own (through a combination of common stock, OP Units, and/or LTIP Units) the lesser of a multiple (based on fair market value of the equity at each year-end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Multiple of Salary/Retainer

CEO	4x
Other executive officers	3x
Directors	3x

Our directors and executive officers are restricted from selling or transferring equity compensation for a minimum of two years and as many as seven years after grant. As of the Record Date, all of our executive officers and directors were in compliance with the Board's policy and held an aggregate 29.9 million share equivalents with a market value of $1.0 billion based on the closing price of our stock on the Record Date.

Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the New York Stock Exchange (“NYSE”) independence rules. To assist in its determination concerning the independence of directors or nominees, we provide our Board with information about all known relationships and transactions between that director and nominee and us, whether material or not. The Board then determines which of those relationships and transactions merit consideration by it in the independence determination, and which, such as known employment or tenant relationships that are clearly below the applicable disclosure thresholds, do not rise to that level. Relationships and transactions which the Board believed merited such consideration are included in the section entitled “Transactions with Related Persons.” Our Board determined that all of our non-employee board members are independent in accordance with our Corporate Governance Guidelines and the NYSE independence rules.
Board Leadership Structure
Our Board currently separates the Board Chairman and CEO roles. In addition, under our Corporate Governance Guidelines the chairperson of our Nominating and Corporate Governance Committee acts as our lead independent director, responsible for matters such as presiding over our independent director meetings. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessors for over 40 years and is one of our largest equity owners. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our executive officers and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversee a similar assessment of potential fraud risks.
Our Compensation Committee, with input from our management, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In considering our employee compensation policies and practices, our Compensation Committee reviews our compensation policies and practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees, or the chairperson of our Nominating and Corporate Governance Committee (who presides over the quarterly executive sessions of our independent directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Nominating and Corporate Governance Committee. All concerns regarding accounting, internal accounting controls, auditing and other related matters should be addressed to the Audit Committee. All concerns for the attention of our independent directors should be addressed to the chairperson of our Nominating and Corporate Governance Committee.
Annual Meeting Attendance
We expect that our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2021 annual meeting of stockholders.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies
The Company’s insider trading policy prohibits our Board members, officers and employees from (i) engaging in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities; (ii) purchasing or pledging our stock on margin (subject to limited exceptions in our Chief Financial Officer’s determination); (iii) entering into any derivative or similar transactions with respect to our securities; or (iv) directly or indirectly participating in transactions involving trading activities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety.   Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in our securities.

BOARD MEETINGS AND COMMITTEES

During 2021, our Board met four times and acted by written consent four times. Our Board has three separately designated standing committees: our Nominating and Corporate Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules and regulations of the SEC and the NYSE. Our Board committees have adopted charters, which are available on our website at www.douglasemmett.com/charters.
Our directors attended all of our Board meetings during 2021, except for one board member who attended three of the four meetings. Our directors attended all of the meetings of the respective committees on which they served during 2021, except for one board member who attended three of the four Audit Committee meetings.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee members are Virginia A. McFerran, Chairperson, Dorene C. Dominguez and Johnese M. Spisso. In addition to any other duties or responsibilities as may be assigned by the Board, our Nominating and Corporate Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of our Board committees; (v) reviewing our corporate governance guidelines; (vi) reviewing director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; (viii) considering any other corporate governance issues that may arise; and (ix) monitoring the implementation of our Code of Business Conduct and Ethics and proposing for Board approval any revisions the Committee deems appropriate. Under our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee chairperson also chairs the executive sessions of our independent directors. Our Nominating and Corporate Governance Committee met three times during 2021 and acted twice by written consent.
Our Nominating and Corporate Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required for members on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating and Corporate Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Nominating and Corporate Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Nominating and Corporate Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating and Corporate Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating and Corporate Governance Committee members, other members of our Board and our executive officers. Upon completion of these interviews and other due diligence, our Nominating and Corporate Governance Committee may recommend to our Board the election or nomination of a candidate.

Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Nominating and Corporate Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Nominating and Corporate Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Pursuant to our Corporate Governance Guidelines, our Board and our Nominating and Corporate Governance Committee seek to have our Board consist of members representing a diverse and complementary mix of skills, experience, and backgrounds. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Nominating and Corporate Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating and Corporate Governance Committee reserves the right to modify its stated search criteria. Our stockholders may recommend candidates by sending the candidate's name and resume to our Nominating and Corporate Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.
We require specific approval by our Nominating and Corporate Governance Committee of service by any of our directors on more than three public company boards (including service on our Board), or on more than two other public company audit committees if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to twelve years, unless that limit is waived by our Nominating and Corporate Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Nominating and Corporate Governance Committee may accept or reject in its sole discretion.
Audit Committee
Our Audit Committee members are Thomas E. O'Hern, Chairperson, Leslie E. Bider, and William E. Simon, Jr. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent auditors; (ii) reviewing our financial statements, earnings releases and material communications, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and approving the charter for internal controls, including a review, not less than annually of the adequacy and effectiveness of our accounting and internal control policies and procedures (including responsibilities, budget, compensation and staffing of the internal audit function), and any major issues as to the adequacy of our internal controls, including computerized information system controls and security, and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; (iv) discuss periodically with management, the independent auditors and the persons responsible for the internal audit function, the Company’s policies with respect to risk assessment and risk management, including risks associated with computerized information system controls and security and its plans to monitor, control and minimize such risks and exposures; (v) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (vi) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditors during the prior two years. As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that all three members are “audit committee financial experts” as defined under the rules of the SEC. Our Audit Committee met four times during 2021, and acted twice by written consent.

Compensation Committee
Our Compensation Committee members are Leslie E. Bider, Chairperson, Dr. David T. Feinberg and William E. Simon, Jr. The principal functions of our Compensation Committee include (i) evaluating the performance of our CEO and COO, and determining their compensation, including salary, bonus, incentive and equity compensation, perquisites and personal and other benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving equity grants; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met twice during 2021, and acted by written consent three times.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Leslie E. Bider, Chairperson
Dr. David T. Feinberg
William E. Simon, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age(1)	Title

Dan A. Emmett(2)	82	Chairman of the Board of Directors
Jordan L. Kaplan(2)	60	President and CEO
Kenneth M. Panzer(2)	61	COO
Kevin A. Crummy(3)	56	CIO
Peter D. Seymour(4)	53	CFO
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(1)     Age as of April 1, 2022.
(2)    Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees”.
(3)     Kevin A. Crummy. Kevin A. Crummy is our CIO. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.
(4)    Peter D. Seymour. Peter D. Seymour was appointed CFO in 2019. Prior to joining us in 2017 as our Chief Strategic Officer, Mr. Seymour spent 20 years at The Walt Disney Company, where he had served as Executive Vice President and CFO of the Disney-ABC Television Group.  Mr. Seymour holds a Bachelor of Arts degree from Stanford University and an M.B.A. from Stanford Graduate School of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans, including compensation for our named executive officers. This section describes our executive compensation philosophy, the material elements of our executive compensation program, the compensation decisions made under the program, and the factors considered in making those decisions, in each case with respect to our named executive officers. For 2021 our named executive officers were:
•Dan A. Emmett - Chairman of the Board
•Jordan L. Kaplan - President and CEO
•Kenneth M. Panzer - COO
•Kevin A. Crummy - CIO
•Peter D. Seymour - CFO
What We Pay and Why: Components of Named Executive Officer Compensation
The principal components of compensation for our named executive officers in 2021 were:

Compensation Element	Primary Objective	Key Feature
Base Salary	To provide a regular source of income at market comparable rates so executives can focus on day-to-day responsibilities. To recognize ongoing performance of job responsibilities.	Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.

In 2020, salaries for our CEO & COO were reduced by 20% at their request after the onset of the pandemic. Before then, their salaries had not been increased since 2008.
Long-Term Incentives	To emphasize long-term performance objectives, recognizing that our capital investments in acquisitions and development take multiple years to reach full stabilized performance.

To encourage creation of long-term stock value and further align the interest of our executives with stockholder interests.

To retain key executives through the performance and vesting periods.
For 2021, 91% of our CEO and COO's total compensation was paid in long-term restricted equity based on their performance during the year as well as total shareholder return across both short and long-term periods.

100% of the equity grants are "at risk" and subject to a future stock performance hurdle.

100% of the equity grants are restricted from transfer for four to seven years after grant, based on the date of vesting.

Perquisites	To use minimal perquisites to help executives focus on company responsibilities.	Our perquisites are lower than the average for our benchmark group, consisting only of car allowances, 401K plan matching and the incremental cost of personal use of executive assistants for personal matters.

Our Executive Compensation Philosophy
Our Compensation Committee designs our compensation programs to reflect the following principles:

•We Pay for Performance: We believe in compensating our named executive officers based on their performance (“pay for performance”). We tie our management's compensation directly and substantially to both our assessment of their performance in the year of grant, as well as to the future performance of our stock. Thus, approximately 91% of our CEO's and COO's total annual compensation in 2021, and approximately 67% of our other named executive officers' compensation in 2021, was in the form of contingent restricted equity, the amount of which was based on our Compensation Committee's evaluation of their performance during 2021. The restricted equity grants are subject to a future stock performance hurdle, and are restricted from transfer for four to seven years after grant, based on the date of vesting.

•We Reward Long-Term Value Creation: We manage our business with a focus on long-term value creation. Our acquisitions and development projects typically take many years to complete and stabilize. For example, we started working on entitlements for our Landmark apartment development in Brentwood in 2012, started construction in 2018, and completed it in 2021. Building and maintaining our unique operating platform also depends on long-term investments. We believe that our named executive officers' compensation should align incentive compensation opportunities with the Company's corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking. Accordingly, we look at performance not only for the latest year or on a year-over-year basis, but also with a view to managing compensation to appropriately compensate, incentivize and retain our executives for long-term achievements.

•We Avoid Mechanical Formulas: Our strategy of creating long-term value for investors differs from that of many of our competitors in the office REIT segment and informs our approach to assessing performance. We do not rely on a strict formulaic framework for measuring performance against our annual goals to determine compensation in a particular year. Rather than relying on a purely quantitative "actual versus short-term target" framework, our Compensation Committee combines a balanced quantitative and qualitative assessment against pre-established short and longer-term goals because this approach allows it to:
◦Evaluate management’s performance annually while taking into account long-term value creation;
◦Avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results;
◦Take into account management's success in addressing business conditions and unforeseen developments during the year that impact actual performance against the original goals;
◦Factor in its analysis of the level of risk incurred against the actual and potential benefits gained; and
◦Properly emphasize quantitative results while also considering qualitative factors.

•We Pay Most Compensation in Restricted Equity: We pay most of our executives' compensation in the form of long-term restricted equity (LTIP) awards (100% of the 2021 incentive compensation for all of our executives, representing 91% of our CEO and COO's total annual compensation and 67% of our other named executive officers total annual compensation). All of the equity grants we made in 2021 were performance based, with the amount granted reflecting our Compensation Committee's evaluation of the executives' performance during 2021. Our Compensation Committee believes that equity should generally be granted at the end of the performance period after evaluating actual performance rather than at the beginning of the measurement period where a failure to perform might require forfeiture. In addition, even though these annual equity grants are compensation for the year that has just ended, as described below all of the equity grants are subject to further future performance hurdles, vesting periods, and significant restrictions on transfer designed to align executive's incentives with shareholder focus on long-term value creation.

•We Provide Competitive Compensation: We believe we must design our pay to enable us to attract and retain talented and experienced executives. To do this, we “benchmark” our CEO and COO's compensation by regularly reviewing industry trends and level of compensation of our competitors, including our Benchmark Group, and use this information to assist us in determining the appropriate amounts, types and mix of compensation for our CEO and COO while taking into account our unique management strategy and the skill set required to implement that strategy. Throughout this Proxy Statement, we refer to this practice as “benchmarking.”

•We Discourage Excessive Risk: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. The inclusion of benchmarking and multiple goals, and exclusion of a mechanical formula, reduces the possibility that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. By awarding restricted equity (LTIP Units), rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.
•We Follow Compensation Best Practices: We strive to implement best practice compensation and governance-related policies to encourage ethical and social responsibility:
◦Clawback Policy. We have a “clawback” policy under which we can recoup incentive compensation paid on the basis of financial results that are subsequently restated.
◦Pledges Restricted. We discourage pledges of our securities by our management, allowing them only if our Audit Committee determines on a case-by-case basis that the loan can be repaid without resorting to the pledged securities.
◦Hedging Prohibited. We do not permit hedging of our securities by our management.
◦Equity Contingent on Continued Employment. All of our equity grants vest over three or more years.
◦Significant Holding Requirements for Equity Grants. We restrict our executive officers from transferring their equity awards for four to seven years after grant, based on the date of vesting.
◦Robust Stock Ownership Guidelines. As of the Record Date, our directors and executive officers owned approximately 15% of our outstanding share equivalents (common stock, OP Units and LTIP Units), with a market value of $1.0 billion using the price of our common stock on the Record Date.
◦No Single Triggers on Change of Control. We do not have any single trigger change of control provisions.
◦No Evergreen Contracts. None of our executives has an evergreen employment contract.
◦No Tax Gross Ups. None of our executives has any tax gross-ups with respect to payments made in connection with a change of control.
◦No Guaranteed Incentives or Salary Increases. The vast majority of total compensation (91% for our CEO and COO, and 67% for our other named executive officers in 2021) is variable or at-risk pay (i.e., not guaranteed), and salaries comprise a small portion of our named executive officers' total compensation opportunity.
◦Low Perquisites. We minimize perquisites and other benefits, with the amounts for our CEO and other named executive officers' well below the average of our Benchmark Group.
◦Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant to assist it in its analysis. For more information, see "Role of Compensation Consultants" further below,
◦No Stock Option Repricing. We do not allow repricing of stock options.

Stockholder Engagement
We value and solicit input from our stockholders regarding our executive compensation program. We hold a non-binding advisory vote every year to approve the compensation of our executive officers, which is commonly referred to as a “Say-on-Pay” vote.

At our 2021 annual meeting of stockholders, over 86% of stockholders supported our 2020 executive compensation. As discussed above, our Compensation Committee does not rely on mechanical formulas to measure success in order to avoid situations where management focuses on selected metrics to the detriment of real performance or where a formula produces anomalous results.

Since that meeting, we have engaged with stockholders who own over 70% of our common stock on our compensation approach, including all 12 of our largest stockholders. The Chair of our Compensation Committee personally led engagement with stockholders who collectively own more than 60% of our common stock, including the 10 largest stockholders. In those meetings, we solicited input on our named executive officer compensation, as well as other matters including corporate governance, market conditions and corporate strategy. We have made significant changes to our disclosure and our Compensation Committee's process for setting named executive officer compensation over the years as a result of these valuable interactions with our stockholders.

We intend to continue to solicit and consider the views of our stockholders both through annual Say-on-Pay votes and through direct communication.
CEO and COO
The discussion that follows describes in detail the 2021 compensation of our CEO and COO. We use similar principles to set the compensation of our other named executive officers. For a discussion of the 2021 compensation of our other named executive officers, please refer to the discussion under the heading “Other Named Executive Officers”, and the “Summary Compensation Tables” and “Grant of Plan-based Awards” table, below.

Majority of Compensation "At Risk"
Approximately 91% of our CEO's and COO's compensation for 2021 was not guaranteed but rather was tied directly to the future performance of the Company's stock price.

CEO & COO Compensation Mix

9%
91%
Annual Long-Term Incentives
Salary

91% Performance Based and at Risk

Annual long-term equity awards are "at risk" because those grants are: (i) contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted by a level set by the Compensation Committee (a hurdle of two percent stock price growth was set for 2021 grants); (ii) vest over three years; (iii) are subject to restrictions on transfer for four to seven years after grant, based on the date of vesting; and (iv) are forfeited 10 years following the grant date if the stock price performance requirements have not been met.
Our annual long-term equity awards in 2021 for our named executive officers exclusively take the form of LTIP Units, granted under our 2016 Plan. LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our common stock, and are subject to vesting conditions and restrictions on transfer. LTIP Units are structured as “profits interests.” Upon the occurrence of specified events and satisfaction of applicable vesting conditions (including reaching stock price hurdles set forth in the award agreements), the LTIP Units may be converted into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election.

Setting 2021 Incentive Compensation: Matching Pay for Performance
In determining incentive compensation for 2021, our Compensation Committee assessed our management's achievements relative to the following five categories of goals it established at the beginning of 2021.

2021 Goals
Goal Category	Description	Weight
1. FFO Target
Our Compensation Committee evaluated whether our management achieved the quantitative FFO target set by our Compensation Committee at the beginning of 2021.
We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs").
In evaluating management's performance, our Compensation Committee looked at the
“quality” of our FFO as well as its absolute amount, recognizing that increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions.
		20%
2. Total Shareholder Return	Our Compensation Committee reviewed our TSR, which includes share price appreciation and dividends, on an absolute basis and relative to the TSR of our Benchmark Group.	20%
3. Environmental, Social & Governance (ESG)	Our Compensation Committee evaluated whether our management achieved the specific ESG goals set by our Compensation Committee at the beginning of 2021.	20%
4. Operating Goals	Our Compensation Committee evaluated whether our management achieved the specific operating goals set by our Compensation Committee at the beginning of 2021.	20%
5. External Business Activities and Other Factors	Our Compensation Committee evaluated our external business activities during the year, which included the effectiveness and financial results of acquisitions, dispositions, financings and development and redevelopment activities. Our Compensation Committee did not set any numeric targets for these activities at the beginning of the year, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.	20%
Our Compensation Committee also considered additional factors (such as the pandemic) beyond those identified at the beginning of the year as described below.

For 2021, our Compensation Committee made the following determinations and applied the following weightings to each area:

FFO Target:  Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the 2021 FFO target of achieving FFO per share in excess of that achieved in 2020 (excluding the effect of acquisitions, equity issuances and repurchases, debt financings and repayments, and recapitalizations which had not been announced as of February 9, 2021) adopted by our Compensation Committee at the beginning of 2021. On this basis, we achieved FFO per share of $1.89 in 2021 which is $0.07 per share higher than the 2020 FFO of $1.82 per share.

Our Compensation Committee rated our management's achievement for FFO as Outperform.

Total Shareholder Return: Weighting 20%

•Our Compensation Committee reviewed the analysis of its compensation consultant, FTI Consulting, Inc. (“FTI”), regarding its assessment of our TSR, which includes share price appreciation and dividends. FTI's report compared our TSR to the TSR of our Benchmark Group1 for the period ended November 12, 2021 (the Compensation Committee met on November 24, 2021). FTI subsequently updated that information as of December 31, 2021, which is reflected in the chart below:
We continue to have excellent long-term TSR, outperforming the median of our Benchmark Group since our IPO and over the five-year, seven-year, and ten-year periods, and in-line with the median over the one-year and three-year periods. Our outperformance was even more significant when comparing us to the median of our Office Peer Group.

Our Compensation Committee rated our management's achievement for TSR as Outperform.

_____________________________________________
1 Our Benchmark Group was recommended by FTI and approved by the Compensation Committee based on the following criteria: (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; (iii) select California-based REITs with whom we compete for talent; and (iv) the overall composition of the peer group was constructed so that the Company is relatively close to the median in terms of implied market capitalization and total enterprise value. Our Benchmark Group for 2021 was comprised of the following companies:

Alexandria Real Estate Equities, Inc.	Apartment Income REIT Corp	Boston Properties, Inc.
Empire State Realty Trust, Inc.	Hudson Pacific Properties, Inc.	JBG SMITH Properties, Inc.
Kilroy Realty Corporation	Paramount Group, Inc.	Piedmont Office Realty Trust, Inc.
SL Green Realty Corp.	UDR, Inc.	Vornado Realty Trust
For members of the group that have not been public companies during the entire period of the above Total Shareholder Return analysis we included those members during the first year their data became available.

ESG Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the ESG goals adopted by our Compensation Committee at the beginning of 2021 and disclosed in our proxy statement filed in 2021:

•Further reduce energy consumption per square foot across our office portfolio.

Achieved
During 2021, we reduced electricity consumption per square foot another 8%, our 12th consecutive year of reductions. The pandemic kept our building utilization below normal levels and we expect to achieve more normalized reductions once tenants have fully returned to work.

•Continue to ensure the diversity of our workforce substantially reflects the diverse communities in which we operate.

Achieved	Our workforce remains a good reflection of the diversity of our submarkets. We published our diversity data in our annual ESG report, as discussed below.

•Provide transparency on ESG goals and success and the basis and methodology for compensation decisions.

Achieved
We published our ESG report (available on our website) in April 2021 detailing our goals and results and we incorporated details on the basis and methodology for compensation decisions in our proxy statement.

•Continue to use the employee equity ownership program as a key factor to give our employees an ownership stake in the Company, and thereby motivate and retain them.

Achieved	We granted equity to about two-thirds of our active employees. Retention for employees in the equity program continues to be significantly higher than for employees that receive a cash only bonus.

Our Compensation Committee rated our management's achievement for ESG Goals as Outperform.

Operating Goals: Weighting 20%

Our Compensation Committee evaluated management's achievement relative to the Operating Goals adopted by our Compensation Committee at the beginning of 2021 and disclosed in our proxy statement filed in 2021:

•Institute additional upgraded information technology systems.

Achieved
We implemented a number of significant upgrades to our key systems including: (i) upgrading our financial system to better support residential online applications and leasing; (ii) replacing our residential customer relationship management software to improve lead management and tracking; (iii) upgrading our accounting general ledger software; and (iv) expanding our construction platform to better track pricing, permitting and timing. In addition, we continued to expand our portfolio of 360 degree online virtual tours.

•Limit our G&A expenses to a percentage of revenue in the lower half of comparable REITs.

Achieved
For the year ended December 31, 2021, our general and administrative expense remained the lowest of comparable REITs as a percentage of revenue. We limited our G&A to 4.6% of revenue, roughly half of the 9.1% average for our Office Peer Group.

•Achieve a leased rate in our office portfolio that exceeds the Class "A" office average in our submarkets.

Achieved	The leased rate of our office portfolio as of December 31, 2021, exceeded the average for Class A office buildings in our submarkets (based on external estimates) by 70 basis points, despite the fact that we represent an average of more than 38% of those markets.

•Make substantial progress on key development projects.

Achieved
At year end, we had delivered and leased approximately 50% of the 493 eventual total units at our Hawaii office to residential conversion project. We continue to convert office floors to residential as office tenants vacate. We also completed our Brentwood residential development.

Our Compensation Committee rated our management's achievement for Operating Goals as Outperform.

External Business Activities and Other Factors:  Weighting 20%

Our Compensation Committee evaluated management's performance relative to External Business Activities and Other Factors during 2021. During 2021:
•We closed a $300 million loan swapped at 2.21% and used $175 million of the proceeds to pay off our revolving credit facility balance.
•We refinanced a $580 million loan in one of our consolidated joint ventures swapped at 2.17%, replacing it with a $625 million loan swapped at 2.12%.
•We refinanced a $105 million loan in our unconsolidated Fund which was floating at LIBOR + 1.4% with a $115 million loan swapped at 2.19%.
•We refinanced a $300 million loan swapped at 3.46%, replacing it with a $300 million loan swapped at 2.66%.
•We improved our collections of past due rents from tenants not paying due to the pandemic. Our aggregate collections for the quarters affected by the pandemic improved from 92.7% in Q4 2020 to 97% in Q4 2021. The increase in collections was achieved without giving any meaningful rent forgiveness.

Our Compensation Committee rated our management's achievement for External Business Activities and Other Factors as Outperform.

Conclusion
CEO and COO
The Compensation Committee concluded that our CEO and COO's performance in 2021 was excellent, and ranked overall as Outperform with respect to the goals adopted by our Compensation Committee in early 2021. The Committee especially noted their success in achieving meaningful recovery and record office leasing volume despite lingering challenges related to the pandemic. After reducing our CEO and COO's compensation by 10% in 2020, our Compensation Committee decided to increase our CEO and COO's total compensation for 2021 by 7% from 2020. According to FTI, compared to our Benchmark Group(1) this was expected to place our CEO at approximately the 40th percentile of CEO compensation, and approximately the 62nd percentile of the average of CEO and COO compensation. For more detailed information on 2021 compensation, see the “Summary Compensation Tables.”

Other Named Executive Officers
We use similar principles to set the compensation of our other named executive officers (Messrs. Dan A. Emmett - Chairman of the Board, Kevin A. Crummy - CIO, and Peter D. Seymour - CFO), although they typically have a higher portion of their compensation represented by base compensation and lower variation in incentive compensation based on performance. Our Compensation Committee’s evaluation of our officers places strong emphasis on their contributions to our overall performance because our Compensation Committee believes that our officers share responsibility for achieving our overall goals, which we set with a view towards how they help achieve our long-term strategy. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth.

For 2021, our Compensation Committee applied these principles and concluded that our other named executive officers’ performance in 2021 was excellent, and ranked overall as Outperform with respect to the goals adopted by our Compensation Committee in early 2021.

For more information on the 2021 compensation of our other named executive officers see “Summary Compensation Tables” and “Grants of Plan-based Awards” table below.

Our Compensation Committee continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.

________________________________________________________
(1) Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our CEO's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

2022 Operating and Financial Goals

For 2022, we intend to use a similar methodology for determining incentive compensation. Our Compensation Committee has established the following five goal categories and subgoals for 2022 for our CEO and COO, and our other named executive officers:

2022 Goals
Goal Category	Description
1. FFO Target
Our Compensation Committee set a target for 2022 FFO of $2.04 per share. This target excludes the impact from any future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 8, 2022.

2. Total Shareholder Return	Our Compensation Committee will evaluate our relative and absolute TSR performance compared to our Benchmark Group in order to align compensation with performance.
3. Environmental, Social & Governance (ESG)
Our Compensation Committee will evaluate our performance on ESG factors, including but not limited to the following goals:
1. Reduce energy consumption per square foot by 10% across our office portfolio by 2029 as compared to 2019.
2. Have 75% of our stabilized eligible office space qualify for “ENERGY STAR Certification” by the U.S. Environmental Protection Agency ("E.P.A.").
3. Continue to ensure the diversity of our workforce substantially reflects the diverse communities in which we operate.
4. Continue to use the employee equity ownership program as a key factor to motivate and retain our employees by giving them an ownership stake in the Company.

4. Operating Goals
1. Institute additional upgraded information technology systems.
2. Limit our G&A expenses to a percentage of revenue in the lower half of comparable REITs.
3. Achieve a leased rate in our office portfolio that exceeds the Class “A” office average in our submarkets.
4. Make substantial progress on key development and repositioning projects.

5. External Business Activities and Other Factors	Our Compensation Committee also evaluates our external business activities during the year, which include the effectiveness and financial results of acquisitions, dispositions, financings and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.
Our Compensation Committee may consider other factors, including but not limited to employee retention, succession planning, extraordinary events that occur during the year, or other items with a material impact on our long-term success.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the deduction of compensation (as defined in Section 162(m)) to $1.0 million that is paid in any calendar year to certain "covered employees", currently including our CEO, our CFO, and our next three highest compensated executive officers. For 2021, none of our executive officers received compensation in excess of the $1.0 million cap for deductibility under section 162(m). In general, our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). We account for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718.
Role of Compensation Consultants
In 2021, our Compensation Committee retained FTI to assist in the determination of executive compensation, including base salary, annual cash incentive (if any) and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board.

In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which were determined exclusively by our Compensation Committee.

In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to FTI represent significantly less than 1% of its revenues.

Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our named executive officers, although it may and does consult with others, including our CEO and other officers, as it deems appropriate. In determining the appropriate compensation levels for our CEO and our COO, our Compensation Committee meets outside the presence of all of our executive officers. Our Compensation Committee consulted with our CEO and other officers in establishing the operating and financial goals, FFO target and other matters in its discretion, and our CEO provided our Compensation Committee with his evaluation of progress in meeting the 2021 goals. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which were determined exclusively by our Compensation Committee. As noted above, in response to the pandemic, our CEO and COO recommended that their base salaries be reduced by 20% effective May 1, 2020, and that their total compensation be reduced by 10%. Our Compensation Committee accepted the recommendations after independently concluding that any further reductions were not appropriate.

Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no “single trigger” provisions). Messrs. Kaplan, Panzer and Crummy's employment agreements provide that the total of each executive's salary and bonus for each year in the remaining term of the employment agreement following a change of control may not be less than the total salary, bonus (whether paid in cash or equity grants) and value of other awards that vested with respect to the calendar year ending before the change in control occurred.  Our employment agreements also do not contain any excise tax gross up provisions. See “Principal Compensation Agreements and Plans-Employment Agreements.” The equity awards that we have made provide that any unvested options or LTIP Units will not automatically vest on any change of control unless our common stock ceases to be publicly traded as a result. For additional information regarding payments to be made to our named executive officers upon a change of control, see “Potential Payments Upon Termination or Change of Control,” below.

Principal Compensation Agreements and Plans

2016 Omnibus Stock Incentive Plan
Our 2016 Omnibus Stock Incentive Plan (our "2016 Plan") was adopted by our Board and approved by our stockholders in 2016. An amendment to the 2016 Plan was approved by our stockholders in 2020. Our 2016 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by enabling participation of these key persons in our long-term growth and profitability. Please refer to Note 13 to our audited financial statements included in our 2021 Annual Report on Form 10-K filed with the SEC on February 18, 2022, for additional information.

Employment Agreements
We have employment agreements with each of Messrs. Kaplan, Panzer and Crummy. This summary of our employment agreements does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the agreements, which were attached as exhibits 10.1, 10.2 and 10.3 to Form 8-K, respectively, filed on December 24, 2018. The principal terms of the agreements are as follows:
•Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and Mr. Crummy is entitled to receive a salary commensurate with past practices. At the request of the officers involved, and in light of the pandemic, our Compensation Committee approved a 20% reduction (to an annual rate of $800,000 effective May 1, 2020) in the base salaries of Messrs. Kaplan and Panzer. Messrs. Kaplan, Panzer and Crummy are also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•Perquisites and Other Benefits: Messrs. Kaplan and Panzer are entitled to the use of an automobile and family health insurance, and to use their executive assistants for personal use to an extent reasonably consistent with past practices. Mr. Crummy is entitled to a car allowance. Messrs. Kaplan and Panzer are entitled to 25 days of paid time off per year, and Mr. Crummy is entitled to paid time off commensurate with past practices. Otherwise, the agreements do not provide our executive officers with perquisites that differ from those of our other employees.

•Term: The term of each employment agreement ends December 31, 2023, subject to earlier termination with or without cause (30-days' prior notice is required where the termination is by the Company without cause or by the officer for good reason).

•Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three times (two times for Mr. Crummy) the average of their total compensation over the last three calendar years ending prior to the termination date, including (i) their salary and (ii) their annual bonus (excluding long-term or one-time equity grants), and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period (two-year period for Mr. Crummy) following their termination. See “Potential Payments Upon Termination or Change of Control” below.

•Other Termination Payments: Upon an officer's death or disability, they will continue to receive medical and dental benefits for themselves (in the case of disability only) and their eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

•Non-competition: Each of these employment agreements contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

2021 Summary Compensation Table

The table below presents the compensation earned for 2021, 2020 and 2019 for our named executive officers in 2021:

Summary Compensation Table (per SEC rules, multi-year equity grants are included in the year of grant)
Name & Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation(3)	Total

Dan A. Emmett	2021	$125,000		$87,485	$39,428	$251,913
Chairman of the Board	2020	$125,000	$—	$87,509	$41,705	$254,214
	2019	$125,000	$—	$87,504	$41,106	$253,610

Jordan L. Kaplan	2021	$800,000		$8,258,608	$12,636	$9,071,244
President and CEO	2020	$866,667	$—	$7,583,722	$17,630	$8,468,019
	2019	$1,000,000	$—	$8,400,012	$34,592	$9,434,604

Kenneth M. Panzer	2021	$800,000		$8,258,608	$11,534	$9,070,142
COO	2020	$866,667	$—	$7,583,722	$7,753	$8,458,142
	2019	$1,000,000	$—	$8,400,012	$27,549	$9,427,561

Kevin A. Crummy(4)	2021	$600,000		$1,469,761	$13,000	$2,082,761
CIO	2020	$600,000	$—	$1,680,098	$10,000	$2,290,098
	2019	$600,000	$190,000	$1,897,026	$13,000	$2,700,026

Peter D. Seymour(5)	2021	$500,000		$1,049,822	$13,000	$1,562,822
CFO	2020	$500,000	$—	$735,038	$10,000	$1,245,038
	2019	$450,000	$—	$735,012	$13,000	$1,198,012

______________________________________________________________________
(1)Represents the salary payable with respect to the year it was earned.
(2)Represents the grant date fair value of restricted equity grants, calculated in accordance with ASC 718, not the face value, under the assumptions set forth in Note 13 to our audited financial statements included in our 2021 Annual Report on Form 10-K. We restricted our executives from selling or transferring their LTIP Unit awards in 2021 for four to seven years after grant, based on the date of vesting. All of the LTIP Unit grants in 2021 were performance based, reflecting our Compensation Committee's evaluation of the respective officers' performance during 2021. As disclosed above, our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance rather than at the beginning of the performance period subject to potential forfeiture for non-performance.
(3)All Other Compensation includes perquisites provided to our executives:
a.Mr. Emmett's perquisites included the personal incremental use of an administrative assistant and an auto allowance for 2021, 2020 and 2019.
b.Mr. Kaplan's perquisites included the personal incremental use of an administrative assistant for 2021, 2020 and 2019, personal use of a company car for 2021 and 2020, and an auto allowance for 2019.
c.Mr. Panzer's perquisites included 401K plan matching for 2021 and 2019, personal use of a company car for 2021 and 2020, and an auto allowance for 2019.
d.Messrs. Crummy and Seymour's perquisites included an auto allowance for 2021, 2020 and 2019, and 401K plan matching for 2021 and 2019.
e.Each of the perquisites described above was less than $25,000 for each of the executives for 2021, 2020 and 2019. For details, see "Principal Compensation Agreements and Plans-Employment Agreements”.
(4)Mr. Crummy's bonus for 2019 represents the discretionary cash portion of his variable incentive compensation, the amount of which was determined in the discretion of the Compensation Committee after review of his performance during the year.
(5)Mr. Seymour was promoted to CFO on February 28, 2019.

2021 Grants of Plan-based Awards
The table below presents the grants of plan-based awards to our named executive officers in 2021:

Name	Approval Date(1)	Grant Date(1)	Number of LTIP Units Awarded(1)	Grant Date Fair Value of LTIP Unit Award(1)(2)

Dan A. Emmett	December 2, 2021	December 30, 2021	3,707	$87,485
Jordan L. Kaplan	December 2, 2021	December 30, 2021	349,941	$8,258,608
Kenneth M. Panzer	December 2, 2021	December 30, 2021	349,941	$8,258,608
Kevin A. Crummy	December 2, 2021	December 30, 2021	62,278	$1,469,761
Peter D. Seymour	December 2, 2021	December 30, 2021	44,484	$1,049,822

__________________________________________________
(1)Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on December 2, 2021, stipulating that they be granted on December 30, 2021, with the number of LTIP units to be based on the closing price of our common stock on the date of grant ($33.72 at December 30, 2021). Our Compensation Committee follows this process because we inform our employees of the grants in their annual performance reviews, which are scheduled to occur between the approval date and the grant date.
(2)The amounts reflect the grant date fair value of the award calculated in accordance with ASC 718, under the assumptions set forth in Note 13 to our audited financial statements included in our 2021 Annual Report on Form 10-K.

Outstanding Equity Awards at 2021 Fiscal Year-end
The table below presents unvested LTIP Units held by our named executive officers as of December 31, 2021:

Name	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Dan A. Emmett	5,658	$189,543
Jordan L. Kaplan	225,693	$7,560,716
Kenneth M. Panzer	225,693	$7,560,716
Kevin A. Crummy	102,657	$3,439,010
Peter D. Seymour	56,342	$1,887,457

______________________________________
(1)Unvested LTIP Units vest as follows:

Name	December 31,
	2022	2023	2024	Total

Dan A. Emmett	2,723	2,009	926	5,658
Jordan L. Kaplan	118,181	72,518	34,994	225,693
Kenneth M. Panzer	118,181	72,518	34,994	225,693
Kevin A. Crummy	50,735	36,353	15,569	102,657
Peter D. Seymour	25,008	20,213	11,121	56,342

(2)Based on the closing price of our common stock of $33.50 on December 31, 2021 at the rate of one share of our Common Stock for each unvested LTIP Unit.

Equity Vested
The table below presents the vesting of LTIP Units held by our named executive officers during 2021:

	Number of LTIP Units Vested	Value Realized on Vesting(1)

Dan A. Emmett	3,563	$119,361
Jordan L. Kaplan	357,707	$11,983,185
Kenneth M. Panzer	357,707	$11,983,185
Kevin A. Crummy	60,949	$2,041,792
Peter D. Seymour	39,701	$1,329,984

___________________________________________________
(1)Based on the closing price for our common stock of $33.50 on December 31, 2021, the date of vesting of the LTIP Units, at the rate of one share of our Common Stock for each LTIP Unit.

CEO Pay Ratio
In accordance with the requirements of the SEC, we calculated the ratio of our CEO pay to that of our median employee by examining the 2021 total compensation for all of our employees. As of December 31, 2021, we employed approximately 700 people. We identified our median employee by examining the 2021 total compensation for all individuals, excluding our CEO, who were employed by us (on a full-time, part-time or casual basis) on December 31, 2021, calculated in the same manner as the total compensation for our CEO disclosed in the "Summary Compensation Table" above. The calculation of total compensation does not take into account the value of all the benefits we provide to our employees, including health benefits and life insurance, and does not adjust for, or annualize the compensation of, employees who work part time. For employees hired during 2021, total compensation was annualized to reflect a full year of employment. Based on this calculation, we determined the annual total compensation of our median employee for 2021 to be $61,284. As reported in the “Summary Compensation Table” above, the annual total compensation for our CEO in 2021 was $9,071,244. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 148:1 for 2021.

Potential Payments Upon Termination or Change of Control

The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amounts that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee would be entitled to receive certain amounts due during the remaining period of such employee's term of employment. Such amounts would include:
•any unpaid salary from the date of the last payroll to the date of termination;
•reimbursement for any properly incurred unreimbursed business expenses; and
•accrued paid time off through the date of termination.

In addition, the named executive officers would retain the following rights:
•any existing rights to indemnification for prior acts through the date of termination; and
•LTIP Units awarded pursuant to our 2016 Plan and our 2006 Omnibus Stock Incentive Plan (the "2006 Plan") to the extent provided in that plan and the grant or award.

In prior years, the awards we made to senior executives under our 2016 Plan and our 2006 Plan provided that if the employment of a participant (including any of our named executive officers who have unvested LTIP Units) is terminated without cause by us, or for good reason by the participant then any unvested LTIP Units will immediately vest. Our most recent awards do not contain this provision.
In addition to the payments noted above, our named executive officers would receive the following additional benefits on certain terminations:
Payments Made Upon Termination by the Company Without Cause or by the Officer for Good Reason: As noted above under “Principal Compensation Agreements and Plans-Employment Agreements”, each of Messrs. Kaplan, Panzer and Crummy has an employment agreement with us. If we terminate Messrs. Kaplan, Panzer or Crummy's employment without cause, or if the officer terminates his employment for good reason, he will receive the following cash severance (a) compensation equal to three times the average of his total compensation over the last three full calendar years ending prior to the termination date (two times for Mr. Crummy), paid in a lump sum, including (i) his salary, and (ii) his annual bonus (excluding long-term or one-time equity grants), and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a three-year period (two-year period for Mr. Crummy) following his termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement. Based on the compensation paid, equity grants awarded in 2019, 2020 and 2021, and medical insurance premiums paid for 2021, we estimate that the cash severance payments for termination of employment occurring immediately after December 31, 2021 would have been $37.4 million for each of Messrs. Kaplan and Panzer and $6.2 million for Mr. Crummy. Messrs. Emmett and Seymour do not have any contractual severance arrangements on termination.
In addition to any cash severance, pursuant to certain LTIP grant agreements prior to 2020, any unvested LTIP Units under those grants become vested if the grantee's employment is terminated without cause by us or for good reason by the grantee (in grants in 2020 we eliminated this provision). Based on the price of our common stock on December 31, 2021, an acceleration under these conditions would result in additional value of $24,000 for Mr. Emmett, $1.5 million for each of Messrs. Kaplan and Panzer, $482,000 for Mr. Crummy, and $161,000 for Mr. Seymour.
Payments Made Upon a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants. As such, following a change of control, an employee will have the same severance upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer publicly traded after a change of control, any unvested grants will become vested. We estimate that based on the price of our common stock on December 31, 2021 an acceleration under these conditions would result in value of $190,000 for Mr. Emmett, $7.6 million for each of Messrs. Kaplan and Panzer, $3.4 million for Mr. Crummy, and $1.9 million for Mr. Seymour. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer or Crummy, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents (who were enrolled in our medical plan at the time of the officer's termination) for a period of 12 months. Using medical insurance premium costs for 2021, we estimate the value of these continued medical benefit payments would have been $46,000 for each of Messrs. Kaplan, Panzer and Crummy in the case of termination for death or disability immediately following December 31, 2021. Messrs. Emmett and Seymour do not have any contractual arrangements on death.
In addition, our grants of LTIP Units provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year. In the case of termination for death occurring immediately following December 31, 2021, and based on the number of units scheduled to vest in 2021 and the price of our common stock at December 31, 2021, we estimate that the value of the accelerated LTIP Unit vesting would be $119,000 for Mr. Emmett, $12.0 million for each of Messrs. Kaplan and Panzer, $2.0 million for Mr. Crummy and $1.3 million for Mr. Seymour.

DIRECTOR COMPENSATION

The compensation for our non-employee directors is determined by our Board, after recommendation from our Nominating and Corporate Governance Committee, and is reviewed periodically as appropriate. Our Nominating and Corporate Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board approval of the recommendations of our Nominating and Corporate Governance Committee.
As annual fees for their services, each of our non-employee directors receive a grant of LTIP Units with a face value of $220,000 that vests on a quarterly basis during the year the services are rendered. LTIP Units granted to our directors are subject to restrictions on transfer and cannot be exchanged for common stock until December 31st two years after the LTIP grants are fully vested. Our Audit Committee chairperson receives an additional annual fee of $22,500, and our Compensation Committee and our Nominating and Corporate Governance Committee chairpersons each receive an additional annual fee of $15,000, paid for in LTIP Units that vest on a quarterly basis during the year the services are rendered. We also reimburse non-employee directors for their reasonable expenses incurred in connection with their services as directors. In accordance with SEC rules, the table below summarizes the compensation that we awarded to our non-employee directors in 2021, which will vest in, and relates to, 2022 service. Ms. Dominguez joined our board in 2021, and her award included a prorated award for her 2021 services that vested in full on December 31, 2021, see note 3 below the table for more detail.

Name(1)	LTIP Unit Awards(2)

Leslie E. Bider	$180,662
Dorene Dominguez(3)	$292,897
Dr. David T. Feinberg	$169,128
Virginia A. McFerran	$180,662
Thomas E. O'Hern	$186,417
William E. Simon, Jr.	$169,128
Johnese M. Spisso	$169,128

____________________________________________________
(1)Our directors who are also our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the "Summary Compensation Table".
(2)The amounts represent the grant date fair value, not the face value, of awards made in 2021. The fair value is calculated in accordance with ASC 718, based on the assumptions disclosed in Note 13 to our audited financial statements included in our 2021 Annual Report on Form 10-K. These awards were granted on December 30, 2021 for 2022 services. As of December 31, 2021, our non-employee directors did not hold any unvested LTIP Unit awards other than as set forth in the table, except that Ms. Dominguez's LTIP Unit awards included a prorated award for her 2021 services which vested on December 31, 2021. See note 3 below.
(3)Ms. Dominguez joined our board in 2021, and her LTIP Unit awards included a prorated award for her 2021 services that vested in full on December 31, 2021. The prorated award had a face value of $165,000 and a fair value of $123,769.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding our equity compensation plans (all of which were previously approved by our stockholders) as of December 31, 2021:

Plan Category		Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (In thousands)		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of common stock remaining available for future issuance under stock-based compensation plans (excluding shares reflected in column (a)) (In thousands)
		(a)		(b)		(c)
Stock-based compensation plans approved by stockholders	(1)	2,595	(2)	N/A	(3)	6,854	(4)
_______________________________________________________
(1)For more information regarding our plans, please see "Principal Compensation Agreements and Plans".
(2)     Consists of 1.6 million vested and 1.0 million unvested LTIP Units.
(3)     We have no outstanding options. There are no exercise prices for LTIP Units.
(4)     “Full value” awards (such as LTIP Unit Awards, Deferred Stock Awards, and Restricted Stock Awards) count against our 2016 Plan overall limits as two shares, while options and stock appreciation rights (“SARs”) are counted as one share. See "Principal Compensation Agreements and Plans".

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, our 2021 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2021. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit/review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed with the Audit Committee under Auditing Standard No. 1301, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2021 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2021 and 2020, our independent registered public accounting firm was Ernst & Young LLP. The table below presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees	2021	2020

Audit Fees(1)	$1,238,000	$1,204,000
Tax Fees(2)	653,000	738,000
Total	$1,891,000	$1,942,000

___________________________________________________
(1)    Fees for the integrated audit and quarterly reviews of Douglas Emmett, Inc., including the audit fees for our funds and joint ventures of $222,000 and $216,000 for 2021 and 2020, respectively.
(2)    Fees for tax compliance and planning services for Douglas Emmett, Inc., including our funds and joint ventures.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to approve all of the audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management. Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, and did so in the case of all of the fees for 2021. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

TRANSACTIONS WITH RELATED PERSONS

Mr. O'Hern, one of our independent directors, is the Chief Executive Officer of The Macerich Company ("Macerich"). Macerich leases office space from us at a fair market rate. We have evaluated the Macerich lease in accordance with SEC Regulations and NYSE standards, and determined that it is not financially material to us, Mr. O'Hern or Macerich.

Mr. Emmett, our executive Chairman, has a family office which leases 2,820 square feet of office space from us at market terms. We have evaluated the lease in accordance with SEC Regulations and NYSE standards, and determined that it is not financially material to us or Mr. Emmett.

Douglas Emmett Management, LLC employs the son of Mr. Simon, one of our independent directors. In 2021, Mr. Simon's son's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities.  He is not an officer under Section 16 of the Exchange Act.

Douglas Emmett Management, LLC employs the nephew of Mr. Feinberg, one of our independent directors. In 2021, Mr. Feinberg's nephew's total compensation and benefits were less than $250,000, which was consistent with the compensation and benefits provided to our other employees with equivalent qualifications, experience and responsibilities.  He is not an officer under Section 16 of the Exchange Act.

Conflicts of Interest: Our Code of Business Conduct and Ethics (our "Code of Conduct") defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner, and includes any transaction that under SEC rules would require disclosure in this section. Our Code of Conduct specifically requires that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Conduct, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual report or Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report or Notice of Internet Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are our stockholders may “household” our proxy materials. In that event, only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report and this proxy statement or Notice of Internet Availability of Proxy Materials, please notify your broker and us by sending a letter to Douglas Emmett, Inc., Attn: Investor Relations, 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, or by calling Investor Relations at (310) 255-7700. The Company will promptly deliver, without charge, an additional copy of any such proxy statement and annual report or Notice of Internet Availability upon request. Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify their broker or us in writing or orally at the above provided address and request that we deliver a single copy of these materials.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Forms 3, 4 and 5 filed with the SEC and submitted to us, and on written representations by certain directors and executive officers received by us, we believe that all Section 16(a) reports for our directors and executive officers, as well as persons who own more than ten percent of our common stock, were timely filed from April 19, 2021, the date of our last definitive proxy statement filing, to the date of this Report, except that a Form 3 for Ms. Dominguez which was required to be filed by April 11, 2021 was filed on May 4, 2021.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2023 annual meeting of stockholders is December 15, 2022.
Nominations and Proposals Outside of Rule 14a-8/ Discretionary Proxy Voting Authority
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2023 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, of their intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 15, 2022, nor later than 5:00 p.m. Eastern Standard Time on December 15, 2022. In addition, subject to SEC Rule 14a-4(c) promulgated under the Exchange Act, as amended, the proxy solicited by our Board for the 2023 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “could,” “may,” “future” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this proxy statement, or those that we may make orally or in writing from time to time, are based on our beliefs and assumptions, as well as information currently available to us. The actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, investors should use caution when relying on previously reported forward-looking statements, which were based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in “Item 1A. Risk Factors” in our 2021 Annual Report on Form 10-K filed with the SEC on February 18, 2022, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report to Stockholders for 2021 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,

/s/ Jordan L. Kaplan
________________________________________________
Jordan L. Kaplan
President and CEO
April 14, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOUGLAS EMMETT, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 26, 2022 at 9:00 AM PDT

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 14, 2022, the terms of each of which are incorporated herein by reference, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution and revocation in each of them, on behalf and in the name of the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF ALL DIRECTOR NOMINEES OR ANY SUBSTITUTE NOMINEE DESIGNATED BY THE BOARD OF DIRECTORS, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2022, (3) FOR APPROVAL IN A NON-BINDING ADVISORY VOTE OF OUR EXECUTIVE COMPENSATION, AND IN THEIR DISCRETION, AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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Important Notice Regarding the Availability of Proxy Materials:

The 2022 Proxy Statement and Annual Report on Form 10-K
for the year ended 2021 are available at:
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Please mark your votes like this ☒

Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors.

01 Dan A. Emmett	05 Dorene C. Dominguez	09 Thomas E. O'Hern
02 Jordan L. Kaplan	06 Dr. David T. Feinberg	10 William E. Simon, Jr.
03 Kenneth M. Panzer	07 Ray C. Leonard	11 Shirley Wang
04 Leslie E. Bider	08 Virginia A. McFerran	

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Vote Your Proxy on the Internet:

Go to www.aalvote.com/DEI

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.